Exhibit 99.1

NOVAGOLD Reports Third Quarter 2023 Financial Results

Successful Completion of 2023 Field Program, Positioning the

Donlin Gold Project for the Next Phase of Development

Increased Cash and Term Deposits to $130 Million With the Receipt of $25 Million

The 2023 field program at the Donlin Gold project was completed safely and successfully on schedule in July, with 63% of its direct hires originating from the Yukon-Kuskokwim (“Y-K”) region.

Our ongoing focus at Donlin Gold is on finalizing the geologic and resource models using data obtained from the extensive drill programs, as well as the recently completed fieldwork at the project site to advance the Alaska Dam Safety certification applications.

On September 21, 2023, both Barrick Gold Corporation (“Barrick”) and NOVAGOLD (collectively referred to as the “Owners”) attended a workshop in Alaska to review the substantial amount of work completed to date and discuss the next steps for the Donlin Gold project and workplan for the coming years.

NOVAGOLD’s treasury remains strong with $130 million in cash and term deposits as of August 31, 2023, which includes a $25 million note payment received from Newmont Mining Corporation (“Newmont”) in July 2023 — a healthy financial position to advance the Donlin Gold project up the value chain.

October 3, 2023 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2023 third quarter financial results and an update on its Tier One1 gold development project, Donlin Gold, which NOVAGOLD owns equally with Barrick.

Details of the financial results for the quarter ended August 31, 2023, are presented in the consolidated financial statements and quarterly report filed on Form 10-Q on October 3, 2023 that is available on the Company’s website at www.novagold.com, on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated.

Third Quarter 2023 Donlin Gold Highlights:

The field program was successfully completed in July and encompassed:

The completion of comprehensive fieldwork and geotechnical drilling required to complete the Alaska Dam Safety certification applications;

Fieldwork to further define groundwater at the site, including 1,279 m of hydrogeologic drilling with instrumentation and pump tests, providing essential information for mine planning and design;

Lyman family’s historic placer site stream restoration, with stream and pond habitat creation advanced in 2023, and final work including anticipated aquatic life access and use planned for the 2024 field season.

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1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

State permitting activities were successful, including the following:

The Air Quality permit was reissued;

The second of the two Right-of-Way (“ROW”) permit appeals by a local lodge owner was denied in Alaska Superior Court, and not further appealed. The first appeal by Earthjustice that was denied by the Superior Court was appealed to the Alaska Supreme Court and the briefing process is underway;

The Alaska Pollutant Discharge Elimination System permit was extended and is expected to be re-issued in 2024;

The Alaska Water Rights permits were upheld in Alaska Superior Court;

The Alaska Department of Environmental Conservation (“ADEC”) Commissioner upheld the Clean Water Act Section 401 certification of the U.S. Army Corps of Engineers (the “Corps”) permit.

The State of Alaska was granted intervenor status along with Donlin Gold and Calista Corporation (“Calista”) with respect to the Federal litigation on the Donlin Gold Joint Record of Decision and 404 permit. Donlin Gold will continue to support the agencies in defending their thorough and diligent permitting process.

Trade-off studies and extensive analysis on project assumptions, inputs, design components for optimization (mine engineering, metallurgy, hydrology, power, and infrastructure) were completed to inform the next steps in taking the project further up the value chain.

In collaboration with Calista and The Kuskokwim Corporation (“TKC”), Donlin Gold achieved the following milestones in areas spanning education, health and safety, cultural traditions, and environmental initiatives:

Added a new community liaison representative from the local village of Nunapitchuk, bringing the total to six team members;

Participated and provided support to the annual “In It For The Long Haul” waste backhaul program for the sixth year in a row;

Supported the Alaska EXCEL initiative, a non-profit organization providing supplemental academic, career and technical education programming for rural youth and young adults across the Y-K region.

Held numerous stakeholder engagement meetings in Alaska with State officials and the Corps, in partnership with Calista and the village of Crooked Creek. These sessions emphasized the project’s comprehensive environmental review and permitting processes, as well as our close collaboration with Native Alaskan landowners.

President’s Message

An Exceptional Asset Paving the Way for Further Value Creation

Donlin Gold’s steadfast commitment to advancing its extraordinary project up the value chain is reflected in our increased investments and expanded partnerships with the communities of the Y-K region. The extensive work done on the project to date has added considerable value in a responsible manner for all stakeholders, including Alaska residents and NOVAGOLD shareholders. Donlin Gold is a truly remarkable open-pit gold development project — characterized by its unique combination of rarity, sheer size, and development status. Located on private land designated by law for mining in Alaska, the second-largest gold-producing state in the United States, Donlin Gold aligns perfectly with the State’s commitment to environmentally and socially responsible resource development, making it an extremely appealing investment for those seeking peace of mind. This project holds the esteemed status of a true “Tier 1 Asset” in a world-leading jurisdiction and is anticipated to provide exceptional gold leverage and economic benefits for all stakeholders. As the leading gold development project in Alaska, a state renowned for its responsible mining practices, Donlin Gold, when built, is expected to serve as a cornerstone for genuine and sustainable economic growth in the Y-K region for years to come.

Boasting approximately 39 million ounces of gold with an impressive grade for an open pit project of 2.24 grams per tonne in Measured and Indicated Mineral Resources including Proven and Probable Mineral Reserves, and a projected mine life over 27 years, Donlin Gold possesses the potential to emerge as a sizeable low-cost gold producer with a solid foundation and significant growth opportunities.2 Exploration opportunities extend well beyond the current resource areas which cover only a fraction of the extensive land package. These factors collectively position Donlin Gold as a captivating story in gold development, underscored by NOVAGOLD’s unwavering commitment to responsible mining, trust-building, and continual project improvement.

Dedication, Discipline, and Preparation for the Next Phase in the Donlin Gold Project

In the third quarter, the Donlin Gold team safely wrapped-up site activities on schedule. These included comprehensive fieldwork and geotechnical drilling required for the Alaska Dam Safety certificate applications, which involved data collection at the locations earmarked for water retention structures with 74 geotechnical test pits, including for the proposed tailings storage facility, 1,840 meters of geotechnical drilling, 25 kilometers of seismic survey, and tailings storage facility test plot liner installation. Donlin Gold will now assemble the data for the next step in advancing the Alaska Dam Safety certificates, submittal of the Preliminary Design Packages to the State of Alaska. Issuance of the certificates based on detailed engineering design is expected in 2026. Additional fieldwork also took place to further define groundwater at the site, which included 1,279 meters of hydrogeologic drilling with instrumentation and pump tests, providing essential information for mine planning and design. At the historic Lyman placer site, restoration work encompassed significant stream and pond habitat creation. Final work including anticipated aquatic life access and use is planned for the 2024 field season.

During this past quarter, the Owners were doing work to validate the update geologic and resource model which is also being utilized for mine planning work. Donlin Gold, with support from the Owners and third-party consultants, also completed the trade-off studies and extensive analysis on project assumptions, inputs, design components for optimization such as mine engineering, metallurgy, hydrology, power and infrastructure.

The recently completed comprehensive work provided valuable information for the Donlin Gold LLC board and its Owners. These were further discussed during the most recent workshop in Alaska and are helping us define the next steps in the advancement of the Donlin Gold project and workplan for the coming years. The Owners are committed to advancing the Donlin Gold project in a financially disciplined manner, with a strong focus on engineering excellence, environmental stewardship, a robust health and safety culture, and continued community engagement.

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2 Donlin Gold data as per the report entitled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and the report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (the “S-K 1300 Report”), dated November 30, 2021. Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 4 Mt of Measured Resources and approximately 267 Mt of Indicated Resources inclusive of Reserves is attributable to NOVAGOLD through its 50% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 35 Mt of Indicated Resources exclusive of Mineral Reserves is attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 4 Mt of Proven Reserves and approximately 249 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

Fostering Partnerships with Regional Stakeholders, with Consistent Support from Alaska’s U.S. Representatives

A crucial differentiating factor which sets Donlin Gold apart from many other mining assets in the United States is its location on private land designated for mining activities under the Alaska Native Claims Settlement Act of 1971. Donlin Gold’s enduring partnerships with Calista and TKC have been pivotal in facilitating broad and inclusive local stakeholder outreach throughout the Y-K region. Our dedication to fostering genuine tribal involvement throughout the project’s development and permitting phases follows from our decades-long and consistent engagement with the communities in the project’s vicinity. In June 2023, Donlin Gold reaffirmed this commitment by appointing an additional community liaison representative from the local village of Nunapitchuk, thereby increasing the total number of team members to six. These collaborative efforts are reinforced by the establishment of 14 Shared Values Statements with key villages in the Y-K region. These statements formalize Donlin Gold’s consistent engagement with local communities, build upon existing long-term relationships, and address specific community needs.

During the third quarter, Donlin Gold collaborated with Calista and the village of Crooked Creek to conduct additional meetings in Alaska to engage State officials and the Corps. Additional gatherings were held in Washington, D.C. with members of the Congressional delegation and with senior leadership from the U.S. Department of Interior, as part of an ongoing bipartisan outreach campaign directed at the Biden Administration and the U.S. Congress. Notable participants included Senators Lisa Murkowski and Dan Sullivan, along with Representative Mary Peltola from the Y-K region. In all of these interactions, Calista, Donlin Gold and Crooked Creek placed great emphasis on the thoroughness of the project’s environmental review and permitting procedures, as well as on our strong partnerships with Native Alaskans who own the land.

In August, Donlin Gold received special recognition from U.S. Representative Mary Peltola during the 2023 Alaska Oil and Gas Association Annual Conference for its exceptional project outreach and community engagement efforts. This acknowledgment underscores Donlin Gold’s commitment to fostering positive relationships and actively involving local communities in the Y-K region and reflects the importance of responsible and sustainable resource development in Alaska.

Steadfast Commitment to Community Wellness, Social Responsibility, and Education in the Y-K Region

NOVAGOLD places a strong emphasis on community and social responsibility — a commitment to shared values that is fulfilled at both the Donlin Gold project site and within the communities of the Y-K region. Our efforts are concentrated on education, community well-being, cultural preservation, and environmental stewardship. Donlin Gold reinforces these goals through fisheries studies, conservation initiatives, cultural preservation activities, and targeted grants. During the third quarter, a diverse array of projects and activities took place that built on our longstanding engagement.

In collaboration with the village of Napaimute, Donlin Gold actively participated in and provided principal support for the “In It for The Long Haul” backhaul program for the sixth year in a row. This vital project is dedicated to the collection, removal, and safe disposal of household hazardous and electronic waste from villages across the Y-K region, preventing its adverse impact on landfills and waterways. This year’s program achieved significant milestones, including the removal of waste from fish camps in the Middle Kuskokwim. In addition, Donlin Gold employees from three villages (Marshall, Pilot Station, and Pitka’s Point) played a pivotal role in initiating waste backhaul operations along the Yukon River, culminating in the collection and proper disposal of some 17,000 pounds of hazardous and electronic waste. Used appliances were collected and removed from Kuskokwim villages and assembled in Bethel where the annual event with our partners took place. Moreover, Donlin Gold supported the Chevak Search and Rescue team and provided funding to various health and safety initiatives throughout the Y-K and Cook Inlet regions, such as Skwentna and Nikolai.

Education lies at the heart of Donlin Gold’s community engagement efforts, with a high priority placed on advancing educational opportunities in Alaska. In June 2023, Donlin Gold provided support to the Alaska EXCEL program, a nonprofit organization offering supplemental academic, career development, and technical education initiatives for rural youth and young adults across the Y-K region. This program allows students to earn high school credits toward graduation while simultaneously acquiring college credits. Furthermore, Donlin Gold continues to offer financial support to the Alaska School Activities Association, a statewide nonprofit organization dedicated to overseeing and promoting Alaska’s high school interscholastic athletic, academic, and fine arts activities. NOVAGOLD also affirms its commitment to education by funding an annual scholarship at the University of Alaska, designed to benefit underrepresented students pursuing majors in Mine Engineering and Geology, hence contributing to the development of future talent in these critical professional fields.

Providing Support in Permitting Process and Efficient Issuance of Remaining State Level Permits

Permitting in the United States and Alaska represents a significant and rigorous endeavor, where success hinges on years of dedicated efforts to ensure a diligent, thorough, transparent, and inclusive process that engages all stakeholders, including those from the Y-K region. Donlin Gold, its Owners, and partners Calista and TKC possess an intimate understanding of the project’s permitting and regulatory procedures and remain committed to supporting the Federal and State agencies in defending such a rigorous permitting process.

The new air quality permit based on updated air quality modeling and emissions controls information was issued on July 1, 2023, and was not appealed. The regularly scheduled re-issuance of the project’s Alaska Pollutant Discharge Elimination System permit from ADEC is underway and was extended indefinitely through reissuance, which is expected to occur in 2024. On August 18, 2023, the Commissioner reaffirmed ADEC’s issuance of the 401 Certification (Alaska water quality certification), following an appeal by Earthjustice and ONC.

On September 1, 2023, the Alaska Superior Court affirmed the State of Alaska Department of Natural Resources’ (“ADNR”) decision on Donlin Gold’s water rights permits. This followed an unsuccessful appeal to the ADNR Commissioner.

On April 12 and July 3, 2023, the Alaska Superior Court affirmed the ADNR’s issuance of the State ROW lease in the Earthjustice and Robert Fithian cases, respectively. The decision in the Earthjustice case has been appealed to the Alaska Supreme Court. The briefing process is underway. Mr. Fithian did not appeal to the Alaska Supreme Court.

In the third quarter, the State of Alaska was granted intervenor status along with Donlin Gold and Calista with respect to the Federal litigation challenging the Donlin Gold Joint Record of Decision, including the 404 permit issued by the Corps and ROW lease for the portions of the pipeline on Federal lands issued by the Bureau of Land Management of the U.S. Department of Interior. The U.S. Department of Justice (DOJ) is currently compiling the Administrative Record for the court, and the briefing process is expected to be scheduled in 2024. The DOJ is defending the issuance of the permits by those Federal agencies.

Despite multiple challenges, all appeals against Donlin Gold permits have been unsuccessful to date, underscoring our ongoing confidence in the process. We recognize the importance of preparedness and organization in these matters. With the unwavering support of Donlin Gold and its Owners, we will continue to back the agencies in defending their thorough and diligent permitting process.

A Strong Treasury

With $130 million in cash and term deposits as of August 31, 2023, including the receipt of a $25 million note payment from Newmont in July 2023, NOVAGOLD is confident in our financial ability to cover projected expenses for our contribution to the Donlin Gold project through an updated feasibility study. Over the past decade, NOVAGOLD’s leadership team has managed the project with characteristic diligence and a strong focus on responsible stewardship of capital, while fulfilling commitments made to shareholders since taking over the company in 2012. Led by an experienced management team, we have prioritized risk reduction and value enhancement, notably avoiding the need for further equity issuance for more than 10 years in order to execute on our strategy.

These considerable achievements are the product of an incredible amount of work, only made possible by the dedication of our entire team: from the programs at the Donlin Gold site to the permitting efforts with the State and Federal agencies, the studies and workshops conducted with third parties, the community outreach spanning a region that covers tens of thousands of square miles, to the environmental, educational and social initiatives which we hold so dear. I am deeply thankful to all our colleagues and partners at Donlin Gold, Calista, TKC, and NOVAGOLD for their constant collaboration, and indeed to our esteemed Board of Directors members for their determination and guidance.

Sincerely,

Gregory A. Lang

President and CEO

Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended August 31, 2023 $	Three months ended August 31, 2022 $	Nine months ended August 31, 2023 $	Nine months ended August 31, 2022 $
General and administrative expense (1)	5,243	4,872	16,385	15,420
Share of losses – Donlin Gold	3,978	9,412	15,996	21,893
Total operating expenses	9,221	14,284	32,381	37,313

Loss from operations	(9,221)	(14,284)	(32,381)	(37,313)
Interest expense on promissory note	(3,433)	(2,198)	(9,589)	(5,394)
Accretion of notes receivable	145	212	579	631
Other income, net	1,435	147	5,084	988
Income tax expense	-	-	(75)	-
Net loss	(11,074)	(16,123)	(36,382)	(41,088)

Net Loss per share, basic and diluted	(0.03)	(0.05)	(0.11)	(0.12)

			At	At
			August 31, 2023 $	November 30, 2022 $
Cash and term deposits			130,079	125,882
Total assets			138,133	159,189
Total liabilities			138,092	129,286

In the third quarter of 2023, Net loss decreased by $5,049 from 2022, primarily due to lower field expenses at Donlin Gold compared to the same period in 2022, and increased interest income on cash and term deposits, partially offset by an increase in interest expense on the promissory note as well as higher corporate travel and legal expenses. Donlin Gold expenses were lower in the third quarter of 2023 compared to costs associated with the large exploration drilling program that took place in the third quarter of 2022, because expenses for the fieldwork and geotechnical drilling for the Alaska Dam Safety certificates applications and hydrological drilling to support mine planning and design that were completed in July were lower.

In the first nine months of 2023, Net loss decreased by $4,706 from 2022, primarily due to lower field expenses at Donlin Gold, increased interest income on cash and term deposits, and other income related to the 2021 sale of the Company’s interest in the San Roque mineral property, partially offset by an increase in interest expense on the promissory note and higher corporate travel and legal expenses. Donlin Gold expenses were lower in 2023 compared to costs associated with the large exploration drilling program that took place in 2022 because expenses for the fieldwork and geotechnical drilling for the Alaska Dam Safety certificates applications and hydrological drilling to support mine planning and design that were completed in July were lower.

Liquidity and Capital Resources

In the third quarter of 2023, cash and cash equivalents decreased by $2,875, mainly to fund our share of Donlin Gold and for corporate administrative expenses. The decrease in cash used in operating activities in the third quarter of 2023 compared to 2022 was primarily due to interest proceeds received on cash and term deposits. The decrease in cash used in investing activities was primarily due to lower Donlin Gold funding requirements. The Newmont note payment of $25,000 was received in July 2023 and $24,000 of that payment was invested in term deposits.

In the first nine months of 2023 cash and cash equivalents decreased by $19,803, mainly to fund our share of Donlin Gold and for corporate administrative expenses, offset by the note proceeds received from Newmont. The decrease in cash used in operating activities in the first nine months of 2023 compared to 2022 was primarily due to increased interest proceeds received on cash and term deposits in 2023, the timing of corporate liability insurance payments, and withholding tax paid on share-based compensation in 2022 (no PSUs vested in 2023). The decrease in cash used in investing activities was primarily due to the note proceeds received from Newmont, lower Donlin Gold funding requirements, partially offset by net proceeds from term deposits in 2022.

2023 Outlook

Our anticipated expenditures in fiscal year 2023 are approximately $32,000, including $18,000 to fund our share of the Donlin Gold project, $13,000 for corporate general and administrative costs, and $1,000 for working capital and other items, representing an increase of $1,000 to fund additional mining studies at the Donlin Gold project.

NOVAGOLD’s main objectives include continuing to advance the Donlin Gold project toward a construction decision; maintaining support for Donlin Gold among the project’s stakeholders; promoting a strong health and safety, sustainability, and environmental culture; maintaining a favorable reputation of NOVAGOLD; and preserving a healthy balance sheet. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits, completion of an updated feasibility study, preparation of engineering designs, and the financing to fund these objectives.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on October 4, 2023, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

The video webcast and conference call-in details are provided below.

Video Webcast: www.novagold.com/investors/events/

North American callers: 1-800-319-4610

International callers: 1-604-638-5340

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the Measured and Indicated Mineral Resource categories, inclusive of Proven and Probable Mineral Reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne, in the Measured and Indicated Resource categories on a 100% basis)[3], the Donlin Gold project is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world. According to the 2021 Technical Report and the S-K 1300 Report, once in production, the Donlin Gold project is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint of the open pit which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at the Donlin Gold project are focused on state permitting, engineering studies, community outreach, and workforce development in preparation for the eventual construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and advancement efforts at the Donlin Gold project.

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3 Donlin Gold data as per the 2021 Technical Report and the S-K 1300 Report. Please see footnote 2 above.

NOVAGOLD Contacts:

Mélanie Hennessey

Vice President, Corporate Communications

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the implementation of the corporate climate change policy and the biodiversity policy; the anticipated timing of certain judicial and/or administrative decisions; the 2023 outlook; the timing and potential for a new feasibility study on the Donlin Gold project; our goals and planned expenditures for the remainder of 2023; ongoing support provided to key stakeholders including Native Corporation partners; Donlin Gold’s continued support for the state and federal permitting process and the Alaska Dam Safety certification; the potential development and construction of the Donlin Gold project; the sufficiency of funds to continue to advance development of Donlin Gold, including to a construction decision; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; whether the Donlin Gold LLC Board will continue to advance the Donlin Gold project up the value chain; the success of the strategic mine plan for the Donlin Gold project; the success of the Donlin Gold community relations plan; the outcome of exploration drilling at the Donlin Gold project and the timing thereof; and the conversion of Galore Creek into a mine and the $75 million contingent payment from Newmont. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; COVID-19; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.